PROSPECTUS                 Pricing Supplement No. 3333
Dated January 10, 1995     Dated April 7, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement No. 333-59707
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                     (Floating Rate Notes)

Trade Date:  April 7, 1999

Settlement Date (Original Issue Date):  April 12, 1999

Maturity Date:  April 12, 2000

Principal Amount (in Specified Currency):  USD200,000,000

Price to Public (Issue Price):  100%

Agent's Discount or Commission:  0%

Net    Proceeds   to   Issuer   (in   Specified   Currency):
USD200,000,000

Interest Rate:
  Interest Calculation:
  X  Regular Floating Rate
  _ Inverse Floating Rate
  _ Other Floating Rate

  Interest Rate Basis:  _ CD Rate   _ Commercial Paper Rate
   _  Federal Funds Rate (See "Additional Terms -  Interest" below)
   X LIBOR   _ Prime Rate  _ Treasury Rate
   _ Other (See "Additional Terms - Interest" below)

    Spread   (Plus   or  Minus):   minus  5   basis   points
    Spread Multiplier:  N/A
    Index Maturity:         3 Months
    Index Currency: U.S. Dollar

    Maximum Interest Rate:  N/A
    Minimum Interest Rate:  N/A

    Interest Payment Period:  Quarterly

   Interest  Payment Dates:   Each January 12,  April 12, July 12 and
                                  October 12 commencing July 12, 1999

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH  ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                         (Floating Rate Notes)
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                         Pricing Supplement No. 3333
                         Dated April 7, 1999
                         Rule 424(b)(3)-Registration Statement No. 333-59707


                         Initial Interest Rate Per Annum:
                         To be Determined two London Banking
                         Days prior to the Original Issue
                         Date.  "London Banking Day" means
                         any day on which commercial banks
                         are open for business (including
                         dealings in foreign exchange and
                         foreign currency deposits) in
                         London,  England.

   Interest Reset Periods and Dates: Quarterly on each Interest Payment Date.

   Interest  Determination Dates:    Two  London  Banking  Days prior to
                                       each Interest Reset Date.

Form of Notes:

 X DTC registered        _ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A


Indexed Notes:

  Currency Base Rate:  N/A
                          (Floating Rate Notes)
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                         Pricing Supplement No. 3333
                         Dated April 7, 1999
                         Rule 424(b)(3)-Registration Statement No. 333-59707

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated
   Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture

Additional Information:

    The Calculation Agent for the Notes will be GECC Capital
Markets Group, Inc.

   General.

   At December 31, 1998, the Company had outstanding indebtedness totalling $165.602 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 1998 excluding subordinated notes payable after one year was equal to $164.905 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information  contained in the Prospectus  under  the
   caption   "Consolidated  Ratio  of  Earnings   to   Fixed
   Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31,
     1994  1995  1996  1997 1998
     1.63  1.51  1.53  1.48 1.50

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

                         (Floating Rate Notes)
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                         Pricing Supplement No. 3333
                         Dated April 7, 1999
                         Rule 424(b)(3)-Registration Statement No. 333-59707


   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1998 heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.

Plan of Distribution:


  GECC Capital Markets Group, Inc. is acting as agent in connection with the distribution of the Notes. In such role, the Agent is not authorized to hold securities or funds on behalf of its customers. Therefore, purchasers will clear and settle directly with the issuer of the Notes. The Agent will receive a selling commission equal to 0% of the principal amount of the Notes.